CERTIFICATE OF DESIGNATIONS,

                  PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS

                     OF SERIES G CONVERTIBLE PREFERRED STOCK

                                       OF

                            IAT RESOURCES CORPORATION

     IAT RESOURCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority conferred upon the Board of Directors in the Restated Certificate of Incorporation and pursuant to the provisions of Section 151 of the Delaware General Corporation Law:

     RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors, in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates out of the previously authorized preferred stock, $.001 par value per share, of the Corporation a series of preferred stock to consist of 4,000 shares, and the Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of such series as follows:

     1. DESIGNATION. This resolution shall provide for a single series of convertible preferred stock, the designation of which shall be the Series G Convertible Preferred Stock (hereinafter the "Series G Preferred Stock") and the number of authorized shares constituting the Series G Preferred Stock is 4,000. The stated value of each share of Series G Preferred Stock is One Thousand Dollars ($1,000.00). The number of authorized shares of Series G Preferred Stock may be reduced or increased by a further resolution duly adopted by the Board of Directors of the Corporation and by the filing of an amendment to the Corporation's Restated Certificate of Incorporation pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction or increase has been so authorized.

     2. VOTING. Except as expressly required by the laws of the State of Delaware or as set forth herein, the holders of the Series G Preferred Stock shall have no voting rights. Any corporate action that may require a vote of the holders of the Series G Preferred Stock as a class shall be deemed to have been approved by that class upon the affirmative vote by the holders of a majority of the issued and outstanding shares of Series G Preferred Stock unless a higher voting requirement is imposed by the Delaware General Corporation Law. If any corporate action shall require a vote of the holders of the Series G Preferred Stock other than as a class, the Series G Preferred Stock shall vote with the Corporation's common stock, $.001 par value per share (the "Common Stock"), with each share of Series G Preferred Stock entitled to that number of votes equal to the number of shares of Common Stock into which such share of Series G Preferred Stock would have converted if such share had been converted on the record date for such vote.


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     3. DIVIDENDS.

        3.1 DIVIDEND RATE. Holders of Series G Preferred Stock shall be entitled to receive, out of any funds of the Corporation legally available for that purpose, cumulative dividends from the date of issuance at the rate of $60 per year per each share of Series G Preferred Stock, payable quarterly (pro-rated for partial quarters) in arrears in cash, on the last day of March, June, September and December of each year commencing December 31, 1999 (each such date being hereinafter individually referred to as the "Dividend Payment Date" and collectively as the "Dividend Payment Dates.") Each such dividend shall be paid to the holders of record of the shares of Series G Preferred Stock as they appear on the books of the Corporation on the record date which shall be not less than 10 or more than 30 days prior to the related Dividend Payment Date. Dividends on the shares of Series G Preferred Stock shall be declared and paid to the extent the Corporation is legally able to do so and shall be cumulative to the extent not declared and paid. Holders of shares of Series G Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends as herein provided on the shares of Series G Preferred Stock.

        3.2 DIVIDENDS ON COMMON STOCK. No dividends (other than those payable solely in Common Stock) shall be paid with respect to the Common Stock of the Corporation unless all accumulated and unpaid dividends on the shares of Series G Preferred Stock shall have been declared and either paid or a sum sufficient for the payment thereof set apart for payment on the next Dividend Payment Date. No shares of common stock shall be purchased, redeemed or acquired by the Corporation, and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof except (A) in transactions aggregating not more than $100,000 per year, or (B) in transactions resulting from a legal obligation of the Corporation to redeem, purchase or otherwise acquire its securities arising prior to the date hereof.

        3.3 PRIORITIES ON DIVIDENDS. Notwithstanding anything herein to the contrary, with respect to rights respecting dividends, all shares of Series G Preferred Stock shall (i) rank senior to any class or series of capital stock of the Corporation hereafter created (unless otherwise agreed to by a majority of the holders of the Series C Preferred Stock then outstanding), (ii) rank senior to the shares of Series B Convertible Preferred Stock and the shares of Series F Convertible Preferred Stock and (iii) shall rank junior to all of the other preferred stock of the Corporation issued and outstanding as of the date of execution of this Certificate.

     4. REDEMPTION. So long as the shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock are at all times from the Redemption Notice Date (as hereinafter defined) through the Redemption Date (as hereinafter defined) registered under the United States Securities Act of 1933, as amended ("Securities Act") for resale by the holder thereof and a prospectus meeting the requirements of the Securities Act is at all such times available for delivery by the holder, the Corporation shall have the right and option, upon no less than twenty-two (22) days' written notice (the date on which such notice is given being the "Redemption Notice Date") to the holder, to call and thereafter to redeem the shares of Series G Preferred Stock to the extent they remain outstanding and unconverted at the date fixed for such


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redemption (the "Redemption Date") in such redemption notice. The Redemption
Notice Date may not be earlier than the last date on which shares of Series G Preferred Stock are issued, and the Redemption Date may not be later than the ninetieth (90th) day following the last date on which shares of Series G Preferred Stock are issued. The Secretary of the Corporation shall certify to the holders of shares of Series G Preferred Stock the last date on which shares of Series G Preferred Stock are issued.

     On the Redemption Date, the Corporation shall pay to the holder an amount in cash equal to $1,250.00 per share plus any accumulated and unpaid dividends; provided, however, that the holder shall be entitled during the period between the Redemption Notice Date and the close of business on the Redemption Date to convert shares of Series G Preferred Stock in accordance with the provisions of
Section 5 hereof. Said notice of redemption shall require the holder to surrender to the Corporation, on the Redemption Date, at the principal executive offices of the Corporation, the certificate or certificates representing the shares of Series G Preferred Stock to be redeemed. Notwithstanding the fact that any shares of Series G Preferred Stock called for redemption have not been surrendered for redemption and cancellation on the Redemption Date, after the Redemption Date such shares of Series G Preferred Stock shall be deemed to be no longer outstanding and all rights of the holders of such unsurrendered shares of Series G Preferred Stock shall cease and terminate, other than the right to receive the redemption price hereinbefore described, without dividends or interest after the Redemption Date. The Corporation shall not call any shares of Series G Preferred Stock unless the Corporation concurrently calls all shares of Series G Preferred Stock.

     5. CONVERSION.

        5.1 CONVERSION RATE. Each holder of shares of Series G Preferred Stock shall have the right, on or before the close of business on the second full business day preceding the date, if any, fixed for the redemption of such shares as provided herein, to surrender the certificate or certificates evidencing such shares and receive in lieu and in conversion thereof, and in lieu of accumulated and unpaid dividends thereon, that number of shares of the Corporation's Common Stock as equals $1,000.00 per share of Preferred Stock tendered for conversion, plus accumulated and unpaid dividends thereon, divided by the lesser of (A) one dollar and twenty-five and three-eights cents ($1.25625) or (B) eighty-five percent (85%) of the Market Price (as hereinafter defined) of a share of Common Stock on the Date of Conversion, as hereinafter defined. For purposes hereof, "Market Price" shall mean the average of the two lowest closing bid prices for a share of Common Stock in the principal market in which it then trades during the ten (10) trading days preceding, but not including, the date as of which Market Price is being determined, and the closing bid price for a share of Common Stock in such principal market shall be such price as reported by Bloomberg, L.P., unless such report is demonstrably incorrect in which case it shall be the closing bid price as reported by such other source as the Board of Directors of the Corporation in good faith deems to be reliable. In no event, however, shall the Conversion Price be less than the par value of Common Stock.


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        5.2 MECHANICS OF CONVERSION.

            (a) HOLDER'S DELIVERY REQUIREMENTS. To convert Series G Preferred Stock into full shares of Common Stock, the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 5:00 p.m., New York time (the "Conversion Notice Deadline") on the Date of Conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Corporation at the office of the Corporation or its designated transfer agent (the "Transfer Agent") with a copy also delivered to the Corporation, and (B) deliver or surrender to a common carrier for delivery to the office of the Corporation or the Transfer Agent, the original certificates representing the shares of Series G Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for cancellation. The holder of the shares of Series G Preferred Stock shall have the right to convert fewer than the full number of shares of Series G Preferred Stock held at any given time or represented by any certificate.

            (b) CORPORATION'S RESPONSE. Upon receipt by the Corporation or the Transfer Agent of the stock certificates respecting the shares of Series G Preferred Stock to be converted pursuant to a Notice of Conversion (or an indemnification undertaking reasonably satisfactory to the Corporation and the posting of a bond if and as reasonably required by the Corporation's transfer agent with respect to such shares in the case of their loss, theft or destruction) together with the originally executed Notice of Conversion, the Corporation shall, within two business days after the date of receipt (the "Deadline"), instruct the Transfer Agent to issue and surrender to a common carrier for either overnight or (if delivery is outside the United States) two
(2) day delivery to the address as specified in the Notice of Conversion, a certificate for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, and the Corporation shall take all reasonable steps to ensure that the Transfer Agent has complied with such instructions. In the case of a dispute as to the calculation of the conversion rate, the Corporation shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed calculations to its outside accountant via facsimile within one (1) day of receipt of such holder's Notice of Conversion. The Corporation shall cause the accountant to perform the calculations and notify the Corporation and the holder of the results no later than twenty-four (24) hours from the time it receives the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. Should the Notice of Conversion specify a smaller number of shares of Series G Preferred Stock to be converted than are represented by the Preferred Stock Certificate surrendered to the Corporation, then the Corporation shall immediately issue a new Preferred Stock Certificate representing the number of shares of Series G Preferred Stock not yet converted, and deliver the same to the holder thereof along with the Common Stock as stated above.

            (c) DATE OF CONVERSION. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (A) that the advance copy of the Notice of Conversion is faxed to the Corporation before 5:00 p.m., New York time, on the Date of Conversion, and (B) that the original Preferred Stock Certificates representing the shares of Series G Preferred Stock to be converted, together with the originally executed Notice of Conversion, are surrendered by delivery to the Corporation or by depositing such certificates and Notice with a common carrier, as provided above, and received by the Transfer Agent or the Corporation on or prior to the third (3rd) business day following the date set forth in the Notice of Conversion. In the event the Preferred Stock Certificates and the


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originally executed Notice of Conversion are not received on or prior to the third (3rd) business day after the date of the Notice of Conversion, the Notice of Conversion shall be deemed null and void, and no conversion of shares of Series G Preferred Stock shall be effected thereby. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated, as of the Date of Conversion, for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion.

            (d) Notwithstanding anything contained herein to the contrary, if any action is required herein to be taken by the Corporation or the Transfer Agent on a day which is not a business day, then such action shall be deemed to be timely if taken on the next following business day.

        5.3 ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon the conversion of Series G Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a reorganization, merger, consolidation or sale of assets provided for below), then and in each such event, the holder of each share of Series G Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series G Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

        5.4 MERGER OR OTHER TRANSACTIONS. In the event the Corporation, at any time while any shares of the Series G Preferred Stock are outstanding, shall be consolidated with or merged into any other corporation or corporations or shall sell or lease all or substantially all of its property and business as an entirety, then lawful provisions shall be made as part of the terms of such consolidation, merger, sale or lease so that the holder of any shares of Series G Preferred Stock may thereafter receive in lieu of such Common Stock otherwise issuable to him upon conversion of his shares of Series G Preferred Stock, the same kind and amount of securities or assets as may be issuable, distributable or payable upon such consolidation, merger, sale or lease with respect to Common Stock of the Corporation equal to the number of shares of Common Stock into which such shares of Series G Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or lease, all subject to further adjustment as provided herein.

        5.5 ANTI-DILUTION PROTECTION. In the event the Corporation distributes a stock dividend on Common Stock in the form of additional shares of Common Stock or in a stock split, reverse stock split or recapitalization divides or combines shares of Common Stock into a greater or lesser number of shares, the number of shares reserved for issuance upon conversion and the number of shares to be issued upon conversion of shares of Series G Preferred Stock shall be proportionately adjusted, as determined in good faith by the Board of Directors of the Corporation.


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        5.6 FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon conversion of Series G Preferred Stock. If more than one certificate shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. In lieu of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series G Preferred Stock, cash in an amount equal to the product calculated by multiplying (i) such fraction by (ii) the Market Price by (iii) one and seventeen hundred sixty-five ten thousandths (1.1765) shall be paid by the Corporation to the holder entitled thereto.

        5.7 RESERVATION OF COMMON SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the number of shares of Common Stock deliverable upon conversion of all the issued and outstanding shares of Series G Preferred Stock and shall take such action to obtain such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of shares of Series G Preferred Stock.

     6. RIGHTS ON LIQUIDATION. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, resulting in any distribution of its assets to its shareholders, the holders of shares of the Series G Preferred Stock then issued and outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, an amount equal to the stated value of each share of Series G Preferred Stock plus any accumulated and unpaid dividends, and no more, before any payment or distribution of the assets of the Corporation is made to or set apart for the holders of Common Stock. If the assets of the Corporation distributable to the holders of shares of Series G Preferred Stock are insufficient for the payment to them of the full preferential amount described above, such assets shall be distributed ratably among the holders of shares of the Series G Preferred Stock. The holders of the Common Stock shall be entitled to the exclusion of the holders of shares of the Series G Preferred Stock to share in all remaining assets of the Corporation in accordance with their respective interests. For purposes of this paragraph, a consolidation or merger of the Corporation with any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation. Notwithstanding anything herein to the contrary, with respect to rights on a liquidation, dissolution or winding up of the Corporation, all shares of Series G Preferred Stock shall (i) rank senior to any class or series of capital stock of the Corporation hereafter created (unless otherwise agreed to by a majority of the holders of the Series C Preferred Stock then outstanding), (ii) rank senior to the shares of Series B Convertible Preferred Stock and the shares of Series F Convertible Preferred Stock and (iii) shall rank junior to all of the other preferred stock of the Corporation issued and outstanding as of the date of execution of this Certificate.

     7. NOTICE. Any notice required to be given to the holders of shares of Series G Preferred Stock or any securities issued upon conversion thereof shall be deemed to have been given upon the earlier of personal delivery or five (5) business days after deposit in the United States mails by registered or certified mail, return receipt requested, with postage fully prepaid, and addressed to each holder of record at his address as it appears on the stock transfer records of


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the Corporation. Any notice other than a Notice of Conversion to the
Corporation shall be in writing and shall be deemed to have been given only upon actual receipt thereof.

     8. LEGEND. All certificates representing shares of Series G Preferred Stock, all shares of Common Stock issued upon conversion thereof and any and all securities issued in replacement thereof or in exchange therefore shall bear such legends (or not) as shall be required by law or contract.


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     IN WITNESS WHEREOF, IAT RESOURCES CORPORATION has caused its corporate seal to be affixed hereto and this certificate to be signed by its Vice President this 15th day of November 1999.

                                     IAT RESOURCES CORPORATION

                                     By:  /s/ ARTHUR BERNSTEIN
                                        -------------------------------
                                      Name:  Arthur Bernstein
                                      Its:   EVP